Exhibit 10.14

February 26, 2008

Union Street Acquisition Corp.

102 South Union Street

Alexandria, VA 22027

Attention: Brian H. Burke, Chief Financial Officer

Re:	$30 million Senior Secured Credit Facility

Ladies and Gentlemen:

Union Street Acquisition Corp., a Delaware corporation (“you” or the “Borrower”), has advised Bank of America, N.A. (“Bank of America”) that you intend to acquire in separate acquisitions (the “Acquisitions”) all of the equity interests of Archway Marketing Services, Inc., a Delaware corporation (“Archway”), and all of the equity interests of RAZOR Business Strategy Consultants LLC, a Texas limited liability company (“Razor” and together with Archway, the “Targets”). After giving effect to the Acquisitions, the Borrower will be a holding company that directly owns, and the sole assets of which are, all of the equity interests in the Targets. The Borrower, Archway and its subsidiaries and Razor and its subsidiaries are hereinafter referred to collectively as the “Relevant Entities”.

You have also advised Bank of America that you intend to finance in part the Acquisitions, the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Relevant Entities after consummation of the Acquisitions from the following sources (and that no financing other than the financing described herein will be required to consummate the Transaction): (a) at least $98.4 million in cash of the Borrower held in the Trust Account (defined below) and (b) up to $30 million in a senior secured revolving credit facility of the Borrower (the “Senior Credit Facility”). The Acquisitions, the entering into and funding of the Senior Credit Facility and all related transactions are hereinafter collectively referred to as the “Transaction”. The sources and uses for the financing for the Transaction are as set forth on Schedule I hereto.

In connection with the foregoing, Bank of America is pleased to offer its commitment to provide the full principal amount of the Senior Credit Facility upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”).

You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through January 31, 2009, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Senior Credit Facility or any other senior financing similar to or as a replacement of any component of the Senior Credit Facility unless we have advised you that we will not provide the Senior Credit Facility on the terms set forth in this Commitment Letter and the Summary of Terms.

The commitment of Bank of America hereunder is subject to (a) the satisfaction of each of the conditions precedent set forth in the Summary of Terms and (b) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined)

You represent, warrant and covenant that (a) all financial projections concerning the Relevant Entities that have been made available to Bank of America by you or any of your representatives (or on your or their behalf) (the “Projections”) have been prepared in good faith based upon reasonable assumptions and (b) all information, other than Projections, which has been made available to Bank of America by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction (the “Information”) is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. In issuing this commitment, Bank of America is and will be using and relying on the Projections and Information without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of counsel to Bank of America and (b) due diligence expenses) incurred in connection with the Senior Credit Facility, the preparation of the definitive documentation therefor, any other aspect of the Transaction and any other transaction contemplated hereby (not to exceed $100,000).

You agree to indemnify and hold harmless Bank of America and each of its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any other transaction contemplated hereby or (b) the Senior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you and Bank of America of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent (which, in the case of the Commitment Letter and Summary of Terms, shall not be unreasonably withheld or delayed); provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (a) on a confidential basis with the board of directors and advisors of the Targets and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of

Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America to identify you in accordance with the Act.

You acknowledge that Bank of America or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America agrees that it will not furnish confidential information obtained from you or any of the Relevant Entities to any of its other customers and that it will treat confidential information relating to you and the Relevant Entities with the same degree of care as it treats its own confidential information. Bank of America further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of the Relevant Entities that is or may come into the possession of Bank of America or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) Bank of America has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America has no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and Bank of America hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transaction or the other transactions contemplated hereby and thereby or the actions of Bank of America in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis and such failure continues for two (2) business days after notice of such failure is provided to you by Bank of America.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof (including, without limitation, the letter agreement dated February 22, 2008 between Bank of America and you regarding due diligence). However, please note that the terms and conditions of the commitment of Bank of America hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

Bank of America acknowledges that Bank of America has read the Borrower’s prospectus relating to its initial public offering and understands that the Borrower has established a trust account for the benefit of the Borrower’s public stockholders maintained by Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). Bank of America hereby agrees that as a result of executing this Commitment Letter and performing services hereunder neither Bank of America nor any Indemnified Party has any right, title, interest or claim of any kind in or to any monies held in the Trust Account for any claim arising under this Commitment Letter. Notwithstanding anything to the contrary contained herein, this Commitment Letter shall in no way limit or modify any rights or obligations (including without limitation any indemnification obligations of the Borrower) pursuant to the Underwriting Agreement, dated February 5, 2007, by and among the Borrower, Banc of America Securities LLC and Morgan Joseph & Co., Inc. For purposes of clarity, assets now or hereafter held by the Borrower (other than those held directly in the Trust Account) are in no way limited by the restrictions described in this paragraph.

This Commitment Letter and all commitments and undertakings of Bank of America hereunder will expire at 5:00 p.m. (Eastern time) on February 27, 2008 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America hereunder will expire on the earliest of (a) January 31, 2009, unless the Closing Date occurs on or prior thereto, (b) the closing of each Acquisition without the use of the Senior Credit Facility and (c) the acceptance by each Target or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of such Target and its subsidiaries other than as part of the Transaction.

[SIGNATURE PAGES FOLLOW]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Mary K. Giermek
Name:	Mary K. Giermek
Title:	Senior Vice President

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

UNION STREET ACQUISITION CORP., a Delaware corporation

By:	/s/ Brian H. Burke
Name:	Brian H. Burke
Title:	Chief Financial Officer

SCHEDULE I

SOURCES AND USES OF FUNDS

($ millions)

Sources		Uses
cash of the Borrower held in the Trust Account	98.4	cash purchase price of Archway acquisition	80.3
Senior Credit Facility	24.0	cash purchase price of Razor acquisition	20.0
Cash outside Trust Account	1.5	estimated fees and expenses and working capital	3.3
Perfall Reinvestment (3.0)		Shareholder Redemptions	20.3
		Perfall Reinvestment (3.0)
Total	123.9		123.9

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

UNION STREET ACQUISITION CORP.

$30 MILLION SENIOR SECURED CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

BORROWER:	Union Street Acquisition Corp., a Delaware corporation (the “Borrower”). After giving effect to the Acquisitions (defined below), the Borrower will be a holding company that directly owns, and the sole assets of which are, all of the equity interests in the Targets (defined below).

GUARANTORS:	The obligations of the Borrower under the Senior Credit Facility and under any treasury management, interest protection or other hedging arrangements entered into with the Lender or an affiliate of the Lender will be guaranteed by each existing and future direct and indirect domestic and, to the extent no material adverse tax consequences would result, foreign subsidiary of the Borrower (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

LENDER:	Bank of America, N.A. (the “Lender”).

SENIOR CREDIT FACILITY:	$30 million revolving credit facility (the “Senior Credit Facility”), which will include a sublimit in an amount to be determined for the issuance of standby letters of credit (each a “Letter of Credit”).

TRANSACTION:	The Borrower intends to acquire in separate acquisitions (the “Acquisitions”) all of the equity interests of Archway Marketing Services, Inc., a Delaware corporation (“Archway”), and all of the equity interests of RAZOR Business Strategy Consultants LLC, a Texas limited liability company (the “Razor” and together with Archway, the “Targets”). The Borrower, Archway and its subsidiaries and Razor and its subsidiaries are collectively referred to herein as the “Relevant Entities”. The Acquisitions, the entering into and funding of the Senior Credit Facility and all related transactions are hereinafter collectively referred to as the “Transaction”.

PURPOSE:	The proceeds of the Senior Credit Facility shall be used by the Borrower solely (a) to finance in part the purchase price of the Acquisitions, (b) to pay fees and expenses incurred in connection with the Transaction, (c) to finance share repurchases and (d) for working capital and other lawful corporate purposes.

CLOSING DATE:	The execution of definitive loan documentation, to occur on or before January 31, 2009 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full three years after the Closing Date.

AVAILABILITY:	Loans under the Senior Credit Facility may be made on a revolving basis up to the full amount of the Senior Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

OPTIONAL PREPAYMENTS

AND COMMITMENT

REDUCTIONS:	The Borrower may prepay the Senior Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lender’s breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of the commitments under the Senior Credit Facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.

AUTOMATED PAYMENTS:	The Lender shall have the right (but not the obligation) to debit the Borrower’s checking account maintained with the Lender for all payments of principal, interest and fees due in respect of the Senior Credit Facility.

SECURITY:	The Borrower and each of the Guarantors shall grant the Lender valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:

(a) All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower).

(b) All present and future intercompany debt of the Borrower and each Guarantor.

(c) All of its present and future property and assets, real and personal (excluding leased real property that is office or warehouse space), including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facility and any treasury management, interest protection or other hedging arrangements entered into by the Borrower or any of its subsidiaries with the Lender or an affiliate of the Lender.

CONDITIONS PRECEDENT

TO CLOSING:	The closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Lender including, but not limited to, the following:

(a) Loan Documentation. The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility satisfactory to the Lender.

(b) Security. The Lender shall have received satisfactory evidence that the Lender shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section entitled “Security” set forth above. All filings, recordations and searches necessary in connection with the liens and security interests referred to above under “Security” shall have been duly made; all filing and recording fees and taxes shall have been duly paid; and any surveys, title insurance, landlord waivers and access letters reasonably requested by the Lender with respect to real property interests of the Borrower and its subsidiaries shall have been obtained.

(c) Insurance. The Lender shall have received endorsements naming the Lender, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Lender’s collateral described under the section entitled “Security” set forth above.

(d) Legal Opinion; Resolutions; Customary Certificates. The Lender shall have received satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and such corporate resolutions, certificates and other documents as the Lender shall reasonably require.

(e) No Material Adverse Effect. There shall not have occurred since December 31, 2007 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on any Relevant Entity

“Material Adverse Effect” means, with respect to any Relevant Entity, any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such Relevant Entity, it being understood that (i) changes in general, national or regional economic or political conditions, (ii) changes that generally impact the industries in which such Relevant Entity conducts its business, (iii) changes that result from the announcement or pendency of the Acquisitions and the transactions contemplated hereby, and (iv) changes that result directly from action taken by the party alleging that a Material Adverse Effect exists, alone or in combination, shall not be deemed, in and of itself, to constitute a Material Adverse Effect.

(f) Cash on Hand. The Lender shall be satisfied that the Borrower shall have used at least $98.4 million in cash from the Trust Account (less the portion thereof used to redeem equity interest in the Borrower of any shareholder of the Borrower that votes against the Acquisitions and demands that the Borrower convert such shareholder’s shares) to pay in part the purchase price of the Acquisitions.

(g) Availability. There shall be no less than $3 million of availability under the Senior Credit Facility as of the Closing Date after giving effect to the Transaction.

(h) Information.

(i) All Projections shall have been prepared in good faith based upon reasonable assumptions.

(ii) All Information shall be complete and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

(iii) No changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Lender regarding the Relevant Entities or the Transaction after the date of the Commitment Letter that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on any Relevant Entity or (B) purports to adversely affect the Senior Credit Facility or any other aspect of the Transaction.

(iv) Confirmation for each of the Relevant Entities that the “Know Your Customer” provisions are satisfactory to the Lender.

(i) Acquisitions. With respect to the Acquisitions:

(i) The purchase agreement (including all schedules and exhibits thereto) and all other agreements, instruments and documents relating to each Acquisition (collectively, the “Acquisition Documents”) shall not be amended, modified or supplemented in a manner adverse to the Relevant Entities or the Lender, or any material condition therein waived, without the prior written consent of the Lender.

(ii) Receipt of all governmental, shareholder and third party consents (including, if applicable, Hart-Scott-Rodino clearance) and approvals necessary in connection with the Transaction; expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any aspect of the Transaction; and no law or regulation shall be applicable which could restrain, prevent or impose any material adverse conditions on any aspect of the Transaction.

(iii) Each Acquisition shall have been consummated substantially in accordance with the terms of the applicable Acquisition Documents and substantially in compliance with applicable law and regulatory approvals.

(iv) The Lender shall have received evidence that the applicable Target shall have repaid all outstanding indebtedness and all liens securing such indebtedness shall have been released.

(j) Solvency. The Lender shall have received certification as to the financial condition and solvency of the Borrower and each Guarantor after giving effect to the Transaction from the chief executive office or chief financial officer of the Borrower.

(k) Fees and Expenses. All expenses of the Lender (including the fees and expenses of counsel for the Lender) shall have been paid.

CONDITIONS PRECEDENT TO

ALL EXTENSIONS OF CREDIT:	Usual and customary for transactions of this type, including, without limitation, the following: (a) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit; and (b) no event of default under the Senior Credit Facility or incipient default shall have occurred and be continuing, or would result from such extension of credit.

REPRESENTATIONS

AND WARRANTIES:	Usual and customary for transactions of this type, including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect (to be defined in the loan documentation); (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; and (xx) collateral matters, in each case with such exceptions as may be agreed upon in the loan documentation.

COVENANTS:	Usual and customary for transactions of this type, including, without limitation, the following:

(a) Affirmative Covenants—(i) delivery of financial statements (annual audited financial statements within 90 days of each fiscal year end and quarterly unaudited financial statements within 45 days of each fiscal quarter end), budgets, forecasts and accounts receivable agings; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event and material change in accounting or financial reporting practices); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; and (ix) maintenance of primary deposit relationship (including operating, cash management and/or collection/lockbox services) with the Lender, in each case with such exceptions as may be agreed upon in the loan documentation.

(b) Negative Covenants—Restrictions on (i) liens; (ii) indebtedness, including guarantees and other contingent obligations (the loan documentation will permit purchase money indebtedness in an aggregate outstanding principal amount of up to $1.0 million; no other indebtedness will be permitted); (iii) investments (including loans and advances) and acquisitions (the loan documentation will permit acquisitions provided that (x) the aggregate cash and noncash consideration paid for all acquisitions shall not exceed $5 million and (y) the Borrower would be in compliance with the financial covenants after giving effect to such acquisition (and the incurred of funded debt in connection therewith) on a pro forma basis; (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions and share repurchases (the loan documentation will permit share repurchases required by the Borrower’s organizational documents provided that (x) the Borrower would be in compliance with the financial covenants after giving effect to such share repurchase (and the incurred of funded debt in connection therewith) on a pro forma basis and (y) after giving effect to such share repurchase (and the incurred of funded debt in connection therewith) there shall be no less than $3 million of availability under the Senior Credit Facility; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) capital expenditures; (xii) amendments of organizational documents; and (xiii) prepayments of and amendments to certain other indebtedness; in each case with such exceptions as may be agreed upon in the loan documentation.

(c) Financial Covenants—To include (but not be limited to) the following:

•

minimum Consolidated EBITDA (net income (excluding extraordinary gains and losses) plus, to the extent deducted in calculating net income, interest expense, income taxes, depreciation and amortization and other adjustments to be agreed) of $13.5 million for each period of four consecutive fiscal quarters;

EBITDA shall include the earnings of Archer Corporate Services (ACS) and any other minority interest owned by the Borrower or any subsidiary to the extent such earnings are actually distributed in cash to the Borrower or any subsidiary during the applicable period.

•	maximum Consolidated Leverage Ratio (total funded debt/Consolidated EBITDA) of 2.50:1.0; and

•	minimum Consolidated Fixed Charge Coverage Ratio (Cash Floew (defined below)/(the current portion of long term debt and capital leased obligations plus interest expense)) of 1.25:1.0.

“Cash Flow” means the sum of (a) net income, after income tax, less (b) income from discontinued operations and extraordinary items, plus (c) losses from discontinued operations and extraordinary items, plus (d) depreciation, depletion, amortization and other non-cash charges, plus (e) interest expense, minus (f) dividends and other distributions and share repurchases minus (g) non-financed capital expenditures.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period.

EVENTS OF DEFAULT:	Usual and customary in transactions of this type, including, without limitation, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; and (x) change of control or change in management.

ASSIGNMENTS AND PARTICIPATIONS:	The Lender will be permitted to make assignments and sell participations to other financial institutions in respect of the Senior Credit Facility.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Lender and its affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facility, the Borrower’s use of loan proceeds or the commitments or any other aspect of the Transaction, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/EXPENSES:	As set forth in Addendum I.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	The interest rates per annum applicable to the Senior Credit Facility will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin. “Applicable Margin” means a percentage per annum determined in accordance with the pricing grid set forth below under “Performance Pricing”.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum.

COMMITMENT FEE:	Commencing on the Closing Date, a commitment fee equal to a percentage per annum determined in accordance with the pricing grid set forth below shall be payable on the actual daily unused portions of the Senior Credit Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

LETTER OF CREDIT FEES:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to Revolving Credit LIBOR loans. Such fees will be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

PERFORMANCE PRICING:	The Applicable Margin and the commitment fee shall be the following percentages per annum based upon the Consolidated Leverage Ratio (defined above) as of the most recent fiscal quarter end:

Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Commitment Fee
≥ 2.5:1.0	2.50%	1.50%	0.250%
≥ 2.0:1.0 but < 2.5:1.0	2.00%	1.00%	0.250%
≥ 1.0:1.0 but < 2.0:1.0	1.50%	0.50%	0.375%
< 1.0:1.0	1.25%	0.25%	0.500%

CALCULATION OF

INTEREST AND FEES:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD

PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Lender. The Borrower will also pay the expenses of the Lender in connection with the enforcement of any of the loan documentation.